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                                                                   EXHIBIT 23.2
INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of SDW Holdings Corporation

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-834 of SDW Holdings Corporation on Form S-1 of our report dated October 28, 1996 (November 5, 1996 as to Note 23) (which expresses an unqualified opinion and includes an explanatory paragraph referring to the comparability of the S.D. Warren Company and certain related affiliates financial statements with those of SDW Holdings Corporation), appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the headings "Summary Financial Data", "Selected Historical Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche llp

Boston, Massachusetts

August 5, 1997